Exhibit 99.1

Contact: Valencia McClure

Exelon Power Communications

610-765-6926 (ofc.)

484-319-5691 (cell)

Exelon Power to Delay Retirement of Two Generating Units

To Support System Reliability in Southeastern Pennsylvania

Action contingent upon state permits, regulatory approval

KENNETT SQUARE, PA (March 2, 2010) — Exelon Power will delay the retirement of two aging fossil-fuel power generating units in suburban Philadelphia to provide time for the transmission owner to complete state-of-the-art upgrades to the area’s transmission system.

PJM Interconnection, the regional transmission organization, today confirmed that the 2011 retirements of two of the units would not impact reliable electric service but said the other two units should remain available while transmission system upgrades are completed.

In response, Exelon Power will keep Cromby Generating Station Unit 2 in operation until May 31, 2012, and Eddystone Generating Station Unit 2 in operation until Dec. 31, 2013, to support system reliability.

The continued operation of the units is contingent on maintaining environmental permits for the units and receiving other regulatory approvals, which the company hopes to obtain this year.

“We’re committed to maintaining system reliability and are willing to work with PJM and regulators to operate the units for as long as they are needed,” said Doyle Beneby, senior vice president of Exelon Power. “With the necessary permits and regulatory approvals in place, these units will be ready to run when needed.”

Eddystone Unit 1 and Cromby Unit 1 will retire as scheduled on May 31, 2011.

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Exelon Corporation is one of the nation’s largest electric utilities. The company has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5.4 million customers in northern Illinois and Pennsylvania and natural gas to approximately 485,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.